UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2016

PROPANC HEALTH GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-53446	33-0662986
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Level 2, 555 Riversdale Road Camberwell, VIC, 3124 Australia
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 61 03 9882 0780

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On July 1, 2016, Propanc Health Group Corporation, a Delaware corporation (the “Company”), entered into a Letter Agreement (the “Letter Agreement”) with Delafield Investments Limited (the “Purchaser”) pursuant to which the Company and the Purchaser agreed to new terms with respect to that certain securities purchase agreement entered into by and between the Company and the Purchaser dated as of October 28, 2015, as amended by an addendum dated March 11, 2016 (the “Purchase Agreement”) and the transactions contemplated thereby.   Pursuant to the Purchase Agreement, the Purchaser agreed to invest $4,000,000 in exchange for an Original Issue Senior Discount Senior Secured Debenture (the “Debenture”) and a common stock purchase warrant (the “Warrant”) to purchase 26,190,476 shares of the Company’s common stock, par value, $0.01 per share (the “Warrant Shares”).

The key terms of the Purchase Agreement and related transactions were disclosed in the Company’s Current Report on Form 8-K filed on November 3, 2015 and the key terms of the addendum, dated March 11, 2016 to the Purchase Agreement, were disclosed in the Company’s Current Report on Form 8-K filed on March 11, 2016. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

Under the Letter Agreement, the Purchaser agreed to exercise the Warrant with respect to all 26,190,476 shares of common stock underlying the Warrant. In consideration for the Purchaser’s exercise of the Warrant, the Company agreed to adjust the exercise price from $0.60 per share to $0.012 per share. In addition, the Company and the Purchaser agreed to modify the July 1, 2016 “Interest Payment Date” and the October 1, 2016 “Interest Payment Date” as such terms are defined in the Debenture. Pursuant to the Letter Agreement, the Company may delay the interest payment due on the July 1, 2016 Interest Payment Date by a minimum of 30 calendar days (the “Minimum Extension Date”) and up to 60 calendar days, provided that the Purchaser may demand payment any time after the Minimum Extension Date. The Company also may delay the interest payment due on the October 1, 2016 Interest Payment Date to the October 28, 2016 maturity date (the “Maturity Date”) unless the Purchaser demands earlier payment; provided however, that if the Purchaser has not demanded payment by October 27, 2016, the Maturity Date will be extended until December 31, 2016 (or such earlier date as the parties mutually agree) and the interest payment that would have been due on the October 1, 2016 Interest Payment Date will become due on December 31, 2016, unless the Purchaser demands earlier payment.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to the provisions of the Letter Agreement filed as Exhibit 10.1 to this Report, which is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure set forth under Item 1.01 of this Report is incorporated by reference into this Item. In connection with the exercise of the Warrant, the Purchaser acquired 26,190,476 shares of the Company’s common stock for cash consideration of $314,286. The issuance of the Warrant Shares upon exercise of the Warrant was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act. The Company made this determination based on the representations of the Purchaser that the Purchaser (1) has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Warrant Shares, (2) has access to information about the Company and its investment in the Warrant Shares, (3) is able to bear the financial risk associated with the investment in the Warrant Shares and (4) is acquiring the Warrant Shares for its own account and not with a view to or for distribution.

Item 8.01	Other Events

On July 5, 2016, the Company issued a press release regarding the transactions described in the Letter Agreement. The press release is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated July 1, 2016.
99.1	Press release of the Company, dated July 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 5, 2016

PROPANC HEALTH GROUP CORPORATION

By:	/s/ James Nathanielsz
James Nathanielsz
President and Chief Executive Officer